NEWS RELEASE—for immediate release

Alexza Announces Management Promotions

Mountain View, California—August 1, 2012—Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today four management promotions.

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James V. Cassella, PhD, has been promoted to Executive Vice President, Research and Development and Chief Scientific Officer. Dr. Cassella joined Alexza in 2004 as Senior Vice President, Research and Development. Prior to joining Alexza, Dr. Cassella held various management positions at Neurogen Corporation, from 1989 to 2004, including Senior Vice President of Clinical Research and Development from 2003 to 2004. Before joining the biotech industry, Dr. Cassella was Assistant Professor of Neuroscience at Oberlin College. Dr. Cassella received a Ph.D. in physiological psychology from Dartmouth College, completed a postdoctoral fellowship in the Department of Psychiatry at the Yale University School of Medicine and received a B.A. in psychology from the University of New Haven.

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Darl Moreland has been promoted to Senior Vice President, Quality. Mr. Moreland joined Alexza in 2010 as Vice President, Quality. Prior to joining Alexza, Mr. Moreland was Vice President, Quality Assurance and Compliance and Chief Compliance Officer for Mentor Worldwide LLC, a division of Johnson and Johnson, from 2007 to 2010. From 2006 to 2007, he was Senior Director, cGMP Quality Assurance at Conor Medsystems. Mr. Moreland also held previous quality-related positions at Genentech, Inc., Guidant Corporation, ALZA Corporation and Eli Lilly and Company. Mr. Moreland received a B.A. in chemistry from Indiana University-Purdue University at Indianapolis, Indiana.

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Mark K. Oki has been promoted to Senior Vice President, Finance and Chief Financial Officer. Mr. Oki served as our Vice President, Finance and Controller from 2010 to 2012 and as our Controller from 2006 to 2010. Prior to joining Alexza, Mr. Oki served as the Controller of Pharmacyclics, Inc. from 2001 to 2006, and held various accounting and finance positions with Incyte Genomics, Inc. from 1998 to 2001. Before joining the biotech industry, Mr. Oki held several positions at Deloitte & Touche LLP. Mr. Oki received a B.S. in business administration with a concentration in accounting from San Jose State University.

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Edwin S. Kamemoto, Ph.D., has been promoted to Vice President, Regulatory Affairs. Dr. Kamemoto has served as our Executive Director, Regulatory Affairs since 2010. He joined Alexza in 2006 as Associate Director, Regulatory Affairs, and was promoted to Director, Regulatory Affairs in 2007 and to Senior Director, Regulatory Affairs in 2008. Prior to joining Alexza, Dr. Kamemoto was a consultant for CATO Research, a contract research organization, from 2004 to 2006. From 1995 to 2004, he held various scientific and regulatory affairs managerial positions at Nektar Therapeutics. Dr. Kamemoto also held previous scientific-related positions at Collagen Corporation, Celtrix Pharmaceuticals and Glycomed. Dr. Kamemoto received a Ph.D. in Biochemistry from UCLA, completed a postdoctoral fellowship in the Department of Pharmacology at Stanford University and received a B.S. in Chemistry & Biology from University of Hawaii.

About Alexza Pharmaceuticals, Inc.

Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. With the Staccato system, a drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)

ADASUVE™ (Staccato loxapine) is Alexza’s lead program, which is being developed for the acute treatment of agitation associated with schizophrenia or bipolar I disorder in adults. Alexza completed and announced positive results from both of its Phase 3 clinical trials and initially submitted the ADASUVE New Drug Application (NDA) in December 2009. In October 2010, the Company received a complete response letter (CRL) from the US Food and Drug Administration (FDA) regarding the application. The Company completed an end-of-review meeting with the FDA in December 2010, a REMS guidance meeting with the FDA in April 2011, and the ADASUVE NDA was resubmitted in August 2011. In December 2011, the ADASUVE NDA was the subject of an advisory committee meeting. In January 2012, Alexza received notice of a 90-day extension of the PDUFA goal date, from February 4, 2012 to May 4, 2012. In May 2012, Alexza received a second CRL from the FDA regarding the ADASUVE NDA and on June 22, 2012, the Company resubmitted the ADASUVE NDA. The resubmitted ADASUVE NDA has a PDUFA goal date of December 21, 2012.

In October 2011, the Company established a commercial partnership for ADASUVE with Grupo Ferrer Internacional, S.A. Grupo Ferrer is a leading pharmaceutical company in Europe with extensive operations in the Americas, and is Alexza’s partner in the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. Alexza filed its ADASUVE Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in October 2011. In July 2012, Alexza submitted its responses to the Committee for Medicinal Products for Human Use Consolidated List of Questions (Day 120 List of Questions).

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com. ADASUVE™ is a registered trademark of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the adequacy of the Company’s capital to support the Company’s operations, the Company’s ability to raise additional funds and the potential terms of such potential financing, the timing and prospects for regulatory approval to market ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries, the timing of the FDA’s review of the resubmitted ADASUVE NDA and the eventual prospects that ADASUVE will be approved for marketing in the U.S. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King President and CEO 650.944.7634 tking@alexza.com